Exhibit 16.1
BDO Dunwoody LLP Chartered Accountants and Advisors
600 Cathedral Place
925 West Georgia Street
Vancouver, BC V6C 3L2
Telephone: (604) 688-5421
Fax: (604) 688-5132

June 24, 2009

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
U.S.A.

Dear Ladies and Gentlemen;

We are the former independent auditors for Dittybase Technologies Inc. (the “Company”). We have read the Company’s disclosure in the section “Changes in Registrant’s Certifying Accountant” as included in Section 4.01 of the Company’s 8K dated June 24, 2009 and are in agreement with the disclosure in that section, insofar as it pertains to our firm.

Yours very truly,

BDO Dunwoody LLP

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